Exhibit 5.1

March 23, 2011

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawaii  96819

Ladies and Gentlemen:

We have acted as counsel to Hawaiian Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) $86,250,000 in aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2016 (the “Notes”) and (b) 10,942,796 shares of Common Stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Notes (the “Shares”), in each case registered pursuant to the Registration Statement on Form S-3 (File No. 333-162891) filed on November 5, 2009 with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related Prospectus, dated November 19, 2009 (the “Prospectus”), and the related Prospectus Supplement, dated March 18, 2011 (the “Prospectus Supplement”), filed under Rule 424 of the Act.  The Notes are being issued pursuant to an Indenture, dated as of March 23, 2011 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of March 23, 2011, between the Company and the Trustee (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”).

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) that the Notes have been duly authenticated by the Trustee as provided in the Indenture; and (v) the legal capacity of all natural persons.  As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.  We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Hawaiian Holdings, Inc.

March 23, 2011

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1.                                       The Notes have been duly authorized by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

2.                                       The Shares have been duly authorized and, when issued upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

We express no opinion as to: (a) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally; (b) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; (c) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance or injunctive relief or other equitable relief and limitations on rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (d) any provision of the Notes imposing penalties, forfeitures, liquidated damages, late charges, acceleration of future amounts due (other than principal) without appropriate discount to present value, prepayment charges, or increased interest rates upon default.

We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the General Corporation Law of the State of Delaware (the “DGCL”) and the Federal laws of the United States of America.  We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely upon a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.

Hawaiian Holdings, Inc.

March 23, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati